Exhibit 4.13

DATED  5 December 2002

SOFTBRANDS EUROPE LIMITED

-and-

CAPITAL RESOURCE PARTNERS IV, L.P.

DEBENTURE

CONTENTS

Clause	Subject matter

1.	DEFINITIONS AND INTERPRETATION

2.	GUARANTEE

3.	SECURITY

4.	CONVERSION OF FLOATING CHARGE

5.	FURTHER ASSURANCE

6.	NEGATIVE PLEDGE

7.	UNDERTAKINGS

8.	COSTS

9.	DEFAULT

10.	STATUTORY POWER OF SALE

11.	RECEIVER

12.	REASSIGNMENT

13.	POWER OF ATTORNEY

14.	CUMULATIVE AND CONTINUING SECURITY

15.	WAIVERS

16.	SEVERABILITY

17.	NOTICES

18.	LAW AND JURISDICTION

19.	COUNTERPARTS AND DELIVERY

20.	TERMINATION

i

DEBENTURE

DATE                                                               5 December 2002

PARTIES

(1)                                  SOFTBRANDS EUROPE LIMITED (registered in England and Wales under company number 02579692) the registered office of which is at 11 Worton Drive, Reading, Berkshire RG2 0LX (the “Company”); and

(2)                                  CAPITAL RESOURCE PARTNERS IV, L.P., a Delaware limited partnership, of 85 Merrimac Street, Suite 200, Boston, Massachusetts 02114 (the “Purchaser”).

RECITALS

Pursuant to a Senior Subordinated Secured Note and Warrant Purchaser Agreement, to be entered into on the date hereof (the “Purchase Agreement”), between the Company, the Purchaser, Softbrands, Inc. and certain of the other subsidiaries of Softbrands, Inc., the Purchaser has agreed to purchase from Softbrands, Inc. upon the terms and subject to the conditions set forth therein, the promissory notes (the “Notes”) to be issued by Softbrands, Inc. thereunder.  It is a condition precedent to the obligation of the Purchaser to Softbrands, Inc. to purchase and pay for the Notes under the Purchase Agreement that the Company shall have executed and delivered this Debenture.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the Purchaser to enter into the Purchase Agreement, the Company hereby agrees with the Purchaser as follows:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               Definitions

In this Debenture the following expressions have the following meanings, unless the context otherwise requires:

“Business Day”

means any day other than a Saturday, a Sunday, Christmas Day, Good Friday or a day which is a Purchaser holiday in any part of the United Kingdom;

“Charged Property”

means the whole or any part of the property, assets, income and undertaking of the Company from time to time mortgaged, charged or assigned to the Purchaser pursuant to this Debenture;

“Company”

means Softbrands Europe Limited;

“Contracts”

means all the Company’s rights, title, interest and benefit in and to any contract in respect of the whole or any part of the Charged Property to which the Company is a party;

“Costs”

means all costs, charges or expenses of whatsoever nature including, without limitation, disbursements and any Value Added Tax to be charged on such costs, charges, expenses and disbursements;

“Event of Default”

shall have the same meaning as is ascribed to it in the Purchase Agreement;

“Fixtures”

means all assets of whatsoever nature, apart from land and buildings, forming part of any freehold or leasehold property owned by the Company and deemed by law to be immovable property other than tenant’s fixtures;

“Guaranteed Obligations”

shall have the meaning ascribed to it in Clause 2;

“Insolvency Act”

means the Insolvency Act 1986;

“Intellectual Property”

means all subsisting patents and subsisting rights of a similar nature held in any part of the world, applications for patents and such rights, divisions and continuations of such applications for patents, registered and unregistered trade marks, registered and unregistered service marks, registered designs, utility models (in each case for their full period and all extensions and renewals of them), applications for any of them and the right to apply for any of them in any part of the world, inventions, confidential information, Know-how, business names, trade names, brand names, copyright and rights in the nature of copyright, design rights and get-up and any similar rights existing in any country; and the benefit (subject to the burden) of any and all agreements, arrangements and licences in connection with any of the foregoing;

“Know-how”

means all the body of knowledge, technical experience, expertise and skills, technical processes, secret processes, formulae and technical information held by the Company and relating to its business, which is not in the public domain;

“LPA”

means the Law of Property Act 1925;

“Obligations”

shall mean all obligations of every nature of Softbrands Inc. or other Significant Subsidiaries from time to time owed to the Purchaser with respect to the Notes, whether under the Purchase Agreement or any other Note Agreement, whether for principal, interest, redemption, fees, expenses, indemnification or otherwise;

“Occupational Leases”

means all leasehold interests and other occupational rights whatsoever (including, without limitation, all licences and agreements for leases) in existence from time to time relating to the whole or any part of the Property, the immediate reversion to which is vested in the Company;

“Permitted Security Interest”

means:

(a)                                  the security constituted by the charge entered into between the Company and The Royal Bank of Scotland plc dated 26 June 1996;

(b)                                 the security constituted by this Debenture; and

(c)                                  any other liens permitted pursuant to Section 7.02 of the Purchase Agreement;

“Plant and Machinery”

means all plant and machinery, equipment, fittings, installations and apparatus, tools, motor vehicles and all other such assets (other than Fixtures) whatsoever, wherever situate, which are the property of the Company;

“Property”

means all estates and other interests in any freehold, leasehold or other immovable property (including, without limitation, all Fixtures on such property) which are the property of the Company, all proceeds of sale derived from such property and the benefit of all covenants to which the Company is entitled in respect of such property;

“Purchase Agreement”

shall have the meaning ascribed to it in the Recital;

“Receiver”

means any receiver appointed pursuant to this Debenture;

“Rights”

means all the Company’s rights, title and interest from time to time in any lease, licence or occupational right whatsoever together with the entire benefit of all the Company’s rights, title and interest from time to time in any renewal of, replacement of or variation to any such lease, licence or occupational right (including, without limitation, all its rights, title and interest in any Occupational Lease, agreement for any Occupational Lease and any associated agreements which may be granted by the Company or any person deriving title from the Company from time to time over or in respect of the whole or any part of the Property and any other properties (freehold or leasehold) in which the Company has an interest);

“Security Interest”

means any mortgage, charge, assignment, pledge, lien, right of set-off, hypothecation, encumbrance, priority or other security interest (whether fixed or floating) including, without limitation, any “hold-back” or “flawed asset” arrangement;

“Shares”

means no more than sixty five percent (65%) of the equity securities of any foreign subsidiaries of the Company which are held to the order of the Purchaser whether held in the United Kingdom or elsewhere and irrespective of whether the deposit was made or the certificates or other documents were received by the Purchaser for the purposes of creating security, safe custody, collection or otherwise;

“Subsidiary”

bears the same meaning as that contained in Section 736 of the Companies Act 1985 (Definition of “subsidiary”);

1.2                               Interpretation

1.2.1                        In this Debenture:

(a)                                  the Contents page and Clause headings are included for convenience only and do not affect the construction of this Debenture;

(b)                                 words denoting the singular include the plural and vice versa;

(c)                                  words denoting one gender include each gender and all genders.

(d)                                 documents, instruments and agreements (including, without limitation, this Debenture and any document referred to in this Debenture) are references to such documents, instruments and agreements as modified, amended, varied, supplemented or novated from time to time;

(e)                                  Recitals, Clauses and Schedules are references to recitals to this Debenture, Clauses of this Debenture and schedules to this Debenture;

(f)                                    statutory provisions (where the context so admits and unless otherwise expressly provided) are construed as references to those provisions as respectively amended, consolidated, extended or re-enacted from time to time, and to any orders regulations instruments or other subordinate legislation made under the relevant statute; and

(g)                                 a time of day is a reference to London time.

1.3                               Purchase Agreement Defined Terms

Unless otherwise defined in this Debenture, terms defined in the Purchase Agreement shall bear the same meaning in this Debenture.

2.                                      GUARANTEE

The Company hereby unconditionally guarantees (the “Guarantee”) due payment, performance and fulfillment to the Purchaser of all Obligations, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising or acquired and whether consisting of obligations to pay money or to perform obligations (the “Guaranteed Obligations”).

(a)                                  The Guarantee shall operate as a continuing and absolute Guarantee and shall remain in full force and effect until all of the Guaranteed Obligations have been paid in full.

(b)                                 The Company consents to any renewal, extension or postponement of the time of payment of any of the Guaranteed Obligations or to any other forbearance or indulgence with respect thereto and consent to any substitution, exchange, modification or release of any security therefor or the release of any other person primarily or secondarily liable on any of the Guaranteed Obligations whether or not notice thereof shall be given to the Company, and agree to the provisions of any instrument, security or other writing evidencing or securing any of the Guaranteed Obligations, and the enforcement hereof shall not be affected by the delay or failure of the Purchaser to take any action with respect to any security, right, obligation, Guarantee or other means of collecting the Guaranteed Obligations which it may at any time hold, including perfection or enforcement thereof, or by any change with respect to the Company in the form or manner of doing business, it being hereby agreed that the Company shall be and remain jointly and severally bound upon this Guarantee irrespective of any action, delay or omission by the Purchaser in dealing with the Company, any of the Guaranteed Obligations, any collateral therefor or any person at any time liable with respect thereto.

(c)                                  On any default or failure by Softbrands Inc. or any other Significant Subsidiary to pay or perform any of the Guaranteed Obligations, the liability of the Company hereunder shall be effective immediately and the Company waives all requirements of notice, demand, presentment or protest and any right which the Company might otherwise have to require the Purchaser first to proceed against Softbrands Inc. or against any other person or first to realize on any security held by it before proceeding against the Company for the enforcement of this Guarantee.  The Company shall not assert any right arising from payment or other performance hereunder, whether by set-off or counterclaim, or claim of indemnity, reimbursement, subrogation or otherwise, until the Company’ liability hereunder shall have been discharged in full and all of the Guaranteed Obligations shall have been fulfilled.

(d)                                 If for any reason the Company is under no legal obligation to discharge any of the Guaranteed Obligations, or if any amounts included in the Guaranteed Obligations shall have become irrecoverable from the Company by operation of law or for any other reason, or if any security or other Guarantee shall be found invalid, the Company shall nonetheless be and remain bound upon this Guarantee.

(e)                                  Any deposits or other sums at any time credited by or due from the Purchaser to the Company, and any securities or other property of the Company at any time held by the Purchaser may at all times be held and treated as security for all obligations of the Company hereunder.  Regardless of the adequacy of security the Purchaser may apply or set off such deposits or other sums against such obligations (whether or not then due or payable) at any time.

3.                                      SECURITY

As collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations, the Company hereby grants to the Purchaser a security interest in all of the Company’s right, title and interest in or to its personal property, and interest in property, of the Company, whether now owned or at any time hereafter acquired by the Company or in which the Company now has or at any time in the future may acquire any right, title or interest, including, without limitation:

3.1                               Property and the Future Property

By way of first fixed charge:

3.1.1                        the Property;

3.1.2                        all Rights relating to the Property; and

3.1.3                        all Rights relating to the Property coming into existence after the date of this Debenture.

3.2                               Intellectual Property

By way of first fixed charge, all the Intellectual Property owned by the Company.

3.3                               Plant and Machinery

By way of first fixed charge, the Plant and Machinery.

3.4                               Shares

By way of first fixed charge, the Shares.

3.5                               Goodwill

By way of first fixed charge, all the goodwill and uncalled capital for the time being of the Company.

3.6                               Floating charge

By way of first floating charge, all the undertaking and assets of the Company whatsoever, wherever situate, whether movable, immovable, present or future.

4.                                      CONVERSION OF FLOATING CHARGE

The Purchaser may by notice to the Company convert the floating charge contained in this Debenture into a fixed charge as regards such Charged Property as the Purchaser may specify (whether generally or specifically) in that notice at any time following the occurrence of an Event of Default which is continuing.

5.                                      FURTHER ASSURANCE

The Company shall promptly, at any time following receipt of a written request from the Purchaser, at its own expense execute and deliver to the Purchaser such further legal or other mortgages or charges, and documents as the Purchaser may reasonably require of the whole or such part of the Charged Property as the Purchaser may reasonably request to secure the payment or discharge of the Obligations;

6.                                      NEGATIVE PLEDGE

The Company shall not:

6.1                               create, purport to create or allow to subsist, any Security Interest over the whole or any part of the Charged Property except for any Permitted Security Interest; or

6.2                               convey, assign, transfer, or agree to convey, assign or transfer the whole or any part of the Charged Property;

7.                                      UNDERTAKINGS

The Company gives each of the undertakings contained in this Clause to the Purchaser.

7.1                               Duration

The undertakings in this Clause shall remain in force during the continuance of the security constituted by this Debenture.

7.2                               To comply with statutes

The Company shall comply with all obligations under any statute and all byelaws and regulations relating to the whole or any part of the Charged Property.

7.3                               Books of account

The Company shall:

7.3.1                        keep, or cause to be kept, proper books of account relating to the business of the Company, and

7.3.2                        keep such books of account, and all other documents relating to the affairs of the Company, at the Company’s registered office.

7.4                               To provide information

The Company shall furnish to the Purchaser promptly upon receipt of a written request from the Purchaser such information and supply such documents or papers relating to the Charged Property from time to time as the Purchaser may reasonably request.

7.5                               Access and information

The Company shall:

7.5.1                        upon prior written notice, permit the Purchaser, its representatives and agents free access at all reasonable times to examine and take copies and extracts from the records, books of account and statutory books of the Company;

7.5.2                        furnish the Purchaser with all additional information which the Purchaser may in its discretion require in connection with such examination; and

7.5.3                        co-operate and comply with all reasonable requests relating to such examination.

7.6                               Insurance

7.6.1                        The Company will maintain, with financially sound and reputable companies, insurance policies (i) insuring the Charge of Property against loss by fire, explosion, theft and such other casualties as may be reasonably satisfactory to the Purchaser’s Representative and (ii) insuring the Company and the Purchaser against liability for personal injury and property damage relating to the Charge of Property such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Purchaser’s Representative, with losses payable to the Company and the Purchaser as their respective interests may appear.  All such insurance shall (i) provide that no termination, cancellation, material reduction in amount of material change in coverage thereof shall be effective until at least 10 days after receipt by the Purchaser of written notice thereof, (ii) name the Purchaser as loss payee and additional insureds and (iii) be reasonably satisfactory in all other respects to the Purchaser’s Representative.  From time to time upon the request of the Purchaser’s Representative, the Company shall deliver to the Purchaser’s Representative insurance policies, certificates or binders as the Purchaser’s Representative may from time to time reasonably request.  In addition, within thirty (30) days after the end of each fiscal year of the Company, the Company shall cause its insurance carrier(s) and those of its subsidiaries of confirm in writing to the Purchaser’s Representative the insurance coverage provided by such provider to the Company, as applicable as provided under Section 7.03 of the Purchase Agreement.

7.7                               Insurance monies

7.7.1                        Any monies received by virtue of any insurance relating to the whole or any part of the Charged Property (whether effected pursuant to this Debenture or otherwise) will be deemed to be part of the Charged Property.  The Company shall apply all such monies in making good, or in recouping expenditure incurred in making good, any loss or damage or, if the Purchaser in its discretion so requires, towards discharge of the Obligations.

7.8                               To repair

The Company shall:

7.8.1                        at all times keep in good and substantial repair and condition all the Charged Property including, without limitation, all buildings, erections and structures on and in the Property; and

7.8.2                        keep all Plant and Machinery in good repair and working order in each case ordinary wear and tear and immaterial impairments of value and damage by the elements excepted and will provide all maintenance, service and repairs necessary for such purpose.

8.                                      COSTS

The Company shall on demand pay to the Purchaser or the Receiver, as the case may be, and discharge all Costs payable by it pursuant to this Debenture.

9.                                      DEFAULT

9.1                               Enforcement

This Debenture will become enforceable upon the occurrence and during the continuance of any Event of Default, in the event of any default or failure by Softbrands Inc or any of the Significant Subsidiaries to pay or perform any of the Guaranteed Obligations pursuant to Section 2.14 of the Purchase Agreement.

9.2                               Consequences of default

On and at any time after the occurrence and during the continuance of an Event of Default, the Purchaser in its absolute discretion may by written notice to the Company:

9.2.1                        declare the Guaranteed Obligations to be immediately due and payable by the Company in accordance with Clause 2 or Section 2.14 of the Purchase Agreement and, upon that declaration, such sums shall become immediately due and payable without demand or notice of any kind, all of which are hereby expressly waived by the Company, or

9.2.2                        declare the security constituted by this Debenture to be enforceable.

10.                               STATUTORY POWER OF SALE

10.1                        For the purposes of all powers implied by statute, and in particular the power of sale under Section 101 of the LPA (Powers incident to estate or interest in a mortgage), the Obligations will be deemed to have become due when the security created by this Debenture becomes enforceable and Section 103 of the LPA (Regulation of exercise of power of sale) and Section 93 of the LPA (Restriction on consolidation of mortgages) will not apply.

10.2                        Each of the Purchaser and the Receiver may exercise such person’s statutory power of sale in respect of the whole or any part of the Property.

11.                               RECEIVER

11.1                        Appointment of Receiver

11.1.1                  At any time after the security constituted by this Debenture has become enforceable, whether or not the Purchaser has entered into or taken possession of the whole or any part of the Charged Property pursuant to this Debenture:

(a)                                  the Purchaser may, by writing under the hand of any authorised officer of the Purchaser, appoint any person to be a receiver of the Charged Property and such person shall, with effect from the date of such appointment, be a “Receiver”; and

(b)                                 the Purchaser may, from time to time, in similar manner, remove the Receiver and appoint another in his place;

11.1.2                  The Receiver may from time to time delegate, by power of attorney or otherwise, to any person any of his powers and discretions, whether arising by statute, the provisions of this Debenture or otherwise, upon such terms and for such periods of time as he may in his discretion think fit and may from time to time terminate any such delegation.

11.2                        Powers of Receiver

The Receiver has all the powers to do or abstain from doing anything which the Company could do or abstain from doing in relation to the Charged Property including, without limitation the powers conferred by Section 109 of the LPA (Appointment, powers, remuneration and duties of receivers) and, in the case of a Receiver who is an administrative receiver, the powers conferred by Section 29 of the Insolvency Act (Definitions) and Schedule I to the Insolvency Act (Powers of administrator or administrative receiver).

12.                               REASSIGNMENT

Upon irrevocable discharge in full of the Guaranteed Obligations, the.  Purchaser shall reassign to the Company all the Company’s rights, title, interest and benefit in the Charged Property, including without limitation all Contracts.

13.                               POWER OF ATTORNEY

13.1                        The Company irrevocably appoints at any time after the occurrence and during the continuance of an Event of Default, by way of security the Purchaser, each person deriving title from the Purchaser and the Receiver, jointly and severally to be its attorney (with full power to appoint substitutes and to sub-delegate) for it, in its name, on its behalf and as its act and deed or otherwise to sign or execute any deed or document or do any act or thing which the Company is, or may become, obliged to sign, execute or do pursuant to this Debenture or which the Purchaser, the Receiver or any person deriving title from the Purchaser or the Receiver may in the discretion of such person think fit in connection with the exercise of any of the powers of such person or the realisation of any security constituted by this Debenture.

13.2                        Without prejudice to the generality of the foregoing, the Company unconditionally undertakes to the Purchaser, and separately to the Receiver and to each person deriving title from the Purchaser or the Receiver, that it shall ratify and confirm anything done or purported to be done by any attorney appointed pursuant to this Clause.

14.                               CUMULATIVE AND CONTINUING SECURITY

14.1                        This Debenture is a continuing security to the Purchaser regardless of any intermediate payment or discharge of the whole or any part of the Guaranteed Obligations and will not be prejudiced or affected by any act, omission or circumstance which, but for this Clause, might affect or diminish its effectiveness.

14.2                        The security constituted by this Debenture is in addition to, is not i4.substitution for, is without prejudice to, and does not merge with, any rights whatsoever which the Purchaser may have, whether in respect of the Guaranteed Obligations or otherwise, including, without limitation, any rights arising under any other Security Interest, any bill, note, guarantee, contract or applicable rule of law.

14.3                        Any receipt, release or discharge of the security constituted by, or of any liability arising under, this Debenture shall not release or discharge the Company from any liability which may exist independently of this Debenture to the Purchaser.

14.4                        Where the security constituted by this Debenture initially takes effect as a collateral or further security to any other Security Interest held by the Purchaser then, notwithstanding any receipt, release or discharge given in respect of such other Security Interest, this Debenture shall take effect as an independent security for any monies, liabilities or other sums secured by such other Security Interest.

15.                               WAIVERS

No failure or delay or other relaxation or indulgence on the part of the Purchaser to exercise any power, right or remedy shall operate as a waiver thereof nor shall any single or partial exercise or waiver of any power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy.

16.                               SEVERABILITY

Each of the provisions of this Debenture is distinct and severable from the others and if at any time one or more of such provisions is or becomes illegal, invalid or unenforceable the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

17.                               NOTICES

17.1                        Each party may give any notice, demand or other communication under or in connection with this Debenture by letter, telex, facsimile or comparable means of communication addressed to the other party at the address identified with its name below.  Any such communication will be deemed to be given as follows:

17.1.1                  if personally delivered, at the time of delivery;

17.1.2                  if by letter, at noon on the Business Day following the day such letter was posted (or in the case of airmail, seven days after the envelope containing the same was delivered into the custody of the postal authorities); and

17.1.3                  if by telex, facsimile transmission or comparable means of communication during the business hours of the addressee then on the day of transmission, otherwise on the next following Business Day.

17.2                        In proving such service it shall be sufficient to prove that personal delivery was made or that such letter was properly stamped first class, addressed and delivered to the postal authorities or that the telex was transmitted with a correct answerback or in the case of facsimile transmission or other comparable means of communication, that a confirming hard copy was provided promptly after transmission.

18.                               LAW AND JURISDICTION

18.1                        This Debenture shall be governed by and construed in accordance with English law.

18.2                        The Company agrees that any legal action or proceedings arising out of or in connection with this Debenture against the Company or any of its assets may be brought in the High Court of Justice in England, irrevocably and unconditionally submits to the jurisdiction of such Court.  The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Purchaser to take proceedings against the Company in whatsoever jurisdictions it thinks fit, nor shall the taking of proceedings in any one or more jurisdiction preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.  The Company waives objection to such Court on the grounds of inconvenient forum or otherwise as regards proceedings in connection with this Debenture and agrees that the judgment or order of such Court in connection with this Debenture is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

19.                               COUNTERPARTS AND DELIVERY

19.1                        This Debenture may be executed in any number of counterparts, each of which is an original, and which together constitute one and the same document.

19.2                        If this Debenture is executed in more than one counterpart, this Debenture is deemed to be delivered and has effect when:

19.2.1                  each party other than the Purchaser has executed a counterpart of this Debenture;

19.2.2                  each party other than the Purchaser has handed over such counterpart to one of the other parties to this Debenture; and

19.2.3                  each of the counterparts has been dated.

19.3                        If this Debenture is not executed in more than one counterpart, this Debenture is deemed to be delivered and has effect when each party other than the Purchaser has executed this Debenture and this Debenture has been dated.

19.4                        The execution (whether under hand or as a deed) or sealing of this Debenture by or on behalf of a party constitutes an authority to the solicitors or legal counsel acting for that party in connection with this Debenture, or any agent or employee of such solicitors or legal counsel, to deliver it as a deed on behalf of that party.

19.5                        Each party to this Debenture agrees to be bound by this Debenture despite the fact that any other person which was intended to execute or to be bound does not do so or is not effectually bound and despite the fact that any Security Interest contained in this Debenture is terminated or becomes invalid or unenforceable against any other person whether or not such termination, invalidity or unenforceability is known to the Purchaser.

20.                               TERMINATION

This Debenture shall terminate automatically upon the satisfaction in full of the Obligations.

IN WITNESS WHEREOF this Debenture has been executed and delivered as a deed on the date written at the beginning of this Debenture.

EXECUTED and DELIVERED as a DEED		)
for and on behalf of SOFTBRANDS		)
EUROPE LIMITED by:		)

Director : /s/ Authorized Signer 5/12/02

Directory/Secretary: /s/ Authorized Signer 5/12/02

EXECUTED and DELIVERED as a DEED		)
for and on behalf of CAPITAL RESOURCE		)
PARTNERS IV, LP a Delaware Limited	)
Partnership acting through its General Partner,	)
CRP Partners IV, LLC	)

Authorised Officer

Authorised Officer